Exhibit 10.49

October 1, 2015

Mr. James E. Dwyer, Jr.
xxxxxxxxxxxxxxxxxx
xxxxxxxxxxx, xx xxxxx

Dear Jim:

The purpose of this letter (“Agreement”) is to set forth the mutual agreement of Post Holdings, Inc. (together with its affiliated companies, the “Company”) and you regarding your annual salary, annual bonus, vacation benefits, benefits on death and disability and the Company’s Executive Severance Plan (“Plan”). This Agreement shall be effective upon the date of your signature, subject to Section B8 of this Agreement (“Effective Date”).

A.	COMPENSATION and BENEFITS

1.	Annual Base Salary
For as long as you are employed as President and CEO of the Michael Foods business (“Current Position”), you will be entitled to receive an annual base salary (“Annual Base Salary”) of at least $600,000, the competitiveness of which may be periodically reviewed and adjusted by the Company.

2.	Annual Bonus
For each Company fiscal year, or portion thereof, as long as you are employed in your Current Position, you will participate in such annual bonus arrangements (“Annual Bonus”) as may be approved by the Corporate Governance and Compensation Committee (“Committee”) of the Board of Directors of the Company. Your Annual Bonus opportunity will be no less than 100% of your Annual Base Salary and your target Annual Bonus will be no less than 100% of your Annual Base Salary (“Target Bonus”). Except for the Annual Bonus opportunity and Target Bonus amount provisions as set forth above, all terms and conditions of your Annual Bonus will be governed by the applicable bonus program document applicable to similarly situated employees and any specific Annual Bonus award agreement you receive.

3.	Vacation
You shall be entitled to 25 days of paid time off per year or such greater amount according to your length of service as memorialized in the paid time off and/or vacation policy of Michael Foods (“Policy”). The terms and conditions of this benefit are as memorialized in the Policy.

4.	Disability

(a)	Payments While Employed and Disabled

i.
For as long as you are employed with the Company, you are eligible for the Company’s short-term disability program (“STD Program”) according to the terms of such Program. The STD Program provides short-term continuation of some percentage of an eligible employee’s salary in the event of the employee’s disability. To the extent that you become disabled under the terms of the STD Program while in your Current Position, you will be deemed to have worked for the Company for 13 years for purposes of the STD Program, which will entitle you to be paid at 100% of your Current Weekly Earnings, as such term is defined by the STD Program.

ii.
Long-term disability benefits are provided to eligible employees through the Company’s group long-term disability plan (“LTD Plan”). To the extent that you are receiving benefits under the LTD Plan for a period during which you are still employed in your Current Position, and such benefits are less than the payment of the portion of your Annual Base Salary that you would otherwise receive for the same period if you had continued as an active employee, the Company shall pay you the difference in accordance with its normal payroll schedule (“Company-paid LTD Supplement”). For the avoidance of doubt, the Company-paid LTD Supplement shall be paid only for so long as you remain employed in your Current Position and are receiving benefits under the LTD Plan.

(b)	Payments Upon Termination of Employment due to Disability
For purposes of this Section A4(b), you are “Disabled” or have a “Disability” if by a good faith determination by the Company it is sole discretion, you are unable to perform the job responsibilities of your Current Position as a result of a chronic illness or any other physical or mental disability for a period of six (6) consecutive months or more.
While you are in your Current Position, in the event of a Company-initiated termination of your employment from the Company due to your Disability, the Company shall pay you:

i.	any portions of your Annual Base Salary earned through the date of such termination that have not yet been paid, in accordance with the Company’s usual payroll schedule;

ii.
a pro-rated portion of your Target Bonus for the fiscal year in which your termination occurs, to the extent not paid. The pro-rated portion of your Target Bonus shall be determined by multiplying your Target Bonus by a fraction, the numerator of which is the number of months, including partial months, in the fiscal year in which your termination occurs through the date of termination and the denominator of which is twelve (12). All obligations under this paragraph shall be paid in lump sum form by March 15 following the calendar year in which your termination due to Disability occurs; and

iii.
an amount equal to two times the sum of your current Annual Base Salary and Target Bonus for the year in which your termination occurs, payable in lump sum form by March 15 following the calendar year in which your termination due to Disability occurs. In the event you become reemployed by the Company during the two-year period that follows your date of termination, you will be required to repay a prorated portion of the payment described in this paragraph to the Company in a time and manner designated by the Company.

Whether a termination of your employment is due to your Disability shall be determined in the sole discretion of the Company. Receipt of any benefits described in this Section A4(b) and the Benefits Subsidy provisions applicable to termination due to Disability as described in Section A6 is conditioned on your timely execution and non-revocation of a release agreement (“Release Agreement”) in such form and manner as prescribed by the Company, which shall include, among other things, a waiver of all claims you may have against the Company and a waiver of the portion of any severance benefits that may become payable to you under the terms of a Management Continuity Agreement with such portion to be waived being equal to the amount of any such severance benefits due or payable under this Agreement. The terms of any Release Agreement will be determined by the Company in its sole discretion. The Release Agreement must be executed by you, returned to the Company and become effective and non-revocable within sixty (60) days after your termination of employment in order for any payment described in this Section and the Benefits Subsidy provisions applicable to termination due to Disability otherwise payable to become due and payable to you.

5.	Death

(a)	Accrued Salary and Target Bonus
In the event of your death while employed by the Company in your Current Position, the Company shall pay your beneficiary or estate:

i.	any portions of your Annual Base Salary earned through the date of death that have not yet been paid, in accordance with the Company’s usual payroll schedule; and

ii.
a pro-rated portion of your Target Bonus for the fiscal year in which death occurs, to the extent not paid. The pro-rated portion of your Target Bonus shall be determined by multiplying your Target Bonus by a fraction, the numerator of which is the number of months, including partial months, in the fiscal year in which death occurs through the date of death and the denominator of which is twelve (12). All obligations under this paragraph shall be paid in lump sum form by March 15 following the calendar year in which the death occurs.

(b)	Enhanced Death Benefit
For as long you are employed with the Company, you are eligible for life insurance benefits under the Post Holdings, Inc. Life Insurance Plan (“Life Insurance Plan”) according to the terms of such Life Insurance Plan. As of the Effective Date, the Company-paid portion of the Life Insurance Plan generally provides for a death benefit of two times an employee’s annual salary and bonus received in the calendar year prior to the employee’s death (“Basic Death Benefit”). In addition to the Basic Death Benefit, to the extent that your beneficiaries would be entitled to a greater death benefit under the following formula (“Enhanced Death Benefit”) than under the Basic Death Benefit, the excess of the Enhanced Death Benefit over the Basic Death Benefit will be paid to your beneficiary or your estate in a lump sum by March 15 following the calendar year in which the death occurs. The Enhanced Death Benefit formula is two (2) times the sum of your Annual Basic Salary and Target Bonus for the fiscal year in which the death occurs. The Enhanced Death Benefit shall be available to you only if you die while in your Current Position.

6.	Benefit Subsidy upon Death or Termination Due to Disability
If you, your spouse and/or eligible dependents (your spouse and eligible dependents being your “Family Members”) are covered under the Company medical and dental benefit plans on the date of your death or Company-initiated termination of employment due to your Disability, you and/or your Family Members shall, upon proper application, be eligible for COBRA healthcare continuation coverage under such plans. You/your Family Members shall be responsible for a portion of the cost of COBRA continuation coverage based on the current cost sharing percentage for active employees under the plans and the Company shall pay the remaining portion for a period of eighteen (18) months (“Benefit Subsidy Period”) or until such time that you and/or your Family Members retain group health coverage under a subsequent group health plan, whichever is earlier, subject to certain other limits required by law. The Company will increase or decrease your portion of the plans’ cost during the Benefit Subsidy Period at the same time and on the same terms that such changes apply to then-current employees, and the Company need not continue to provide a benefit to you and/or your Family Members if it has terminated that benefit with respect to active employees and/or their family members. Following the end of the Benefit Subsidy Period, you and/or your Family Members shall be responsible for all costs associated with COBRA continuation coverage as provided for by the Company’s benefit plans and procedures. If you and/or your Family Members are not covered by medical or dental benefits at the time of your death or termination, the benefits subsidy describe in this paragraph does not apply. To the extent necessary to avoid negative tax consequences to you, your Family Members, or its employees, the Company reserves the right to impute the value of the Benefit Subsidy as income for Federal income tax purposes.

B.	ADDITIONAL TERMS

1.	Internal Revenue Code Section 409A
The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code and the regulations and other guidance thereunder. Notwithstanding anything to the contrary herein, if you are a specified employee as defined in Code Section 409A, any payment hereunder on account of a separation from service may not be made until at least six months after such separation from service, to the extent required to avoid the adverse tax consequences under Code Section 409A. Any such payment otherwise due in such six-month period shall be suspended and become payable at the end of such six-month period. Any installment payment hereunder shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding anything hereunder to the contrary, in the event that the period during which you may consider, execute and have a Release Agreement become non-revocable spans two tax years, any payment that could be made or commence during such period shall be made in the later of the two tax years.

2.	No Contract of Employment; MCA
Nothing in this Agreement creates a vested right to be retained in the employment of the Company. Notwithstanding any provision to the contrary, no payments or benefits shall be paid to you under this Agreement to the extent that payments or other benefits would be paid to you pursuant to the terms of a Management Continuity Agreement. To the extent that payments or benefits are paid to you or received by you under this Agreement and you later become eligible for severance benefits under a Management Continuity Agreement, the amount of your severance benefits under the MCA shall be reduced by the payments and benefits paid or received under this Agreement.

3.	Plan
Notwithstanding any provision to the contrary herein or in the Plan or any amendments thereto:

(a)
You will be eligible to receive Severance Benefits (as such term and all other capitalized terms used in this Section B3 without definition are defined in the Plan) at a level and subject to terms and conditions no less favorable to you than as set forth in the Plan (as modified by this Agreement) as of the date of this Agreement, notwithstanding any subsequent modifications or amendments to the Plan.

(b)
For purposes of determining your eligibility to receive Severance Benefits under the Plan, Article II, Section A1(c) of the Plan shall be deemed to read in its entirety as follows: “ Your employment must not be terminated for Cause.”

4.	No Benefit Earnings
No payment under this Agreement will be considered “benefit earnings” for purposes of any Company benefit plan, except to the extent required under the terms of any such plan or applicable law.

5.	No Obligation to Continue Plans
Nothing in this Agreement shall be construed to limit the ability of the Company to amend or terminate any employee benefit plan, program or policy. However, for the sake of clarity, any amendment or termination of an employee benefit plan, program or policy shall not relieve the Company of its obligations to provide Severance Benefits under Section B3 of this Agreement and benefits equivalent to those available under the STD Program and LTD Plan under Section A4(a) of this Agreement. The Company reserves the right to satisfy any obligation under this Agreement through its purchase of insurance policies or by any other means it determines in its sole discretion.

6.	Withholding
All payments made under this Agreement will be subject to deductions for Federal, state and local taxes and all other legally required or otherwise authorized deductions. The Company makes no guarantees or warranties regarding the tax consequences of any payment.

7.	State of Jurisdiction
This Agreement shall be construed, administered and enforced according to the laws of the State of Missouri without regard to its conflict of law rules except to the extent preempted or superseded by applicable Federal laws.

8.	Effectiveness of Agreement; Reliance
Notwithstanding anything to the contrary in this Agreement, the effectiveness of this Agreement is expressly conditioned upon your signed agreement to terminate the Amended and Restated Employment Agreement dated June 29, 2010 between you and Michael Foods, Inc. The Company acknowledges that you have agreed to such termination in reliance on the agreements of the Company set forth herein.

If you agree with the terms of this Agreement, please sign and date the letter and return a copy to me at nicole.bolton@postholdings.com.

Yours truly,

/s/ Nicole Bolton
Nicole Bolton
Senior Vice President, Human Resources

/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr.

10/2/15
Date